AMENDED AND RESTATED AGREEMENT
                        CONCERNING ADDITIONAL FACILITIES

THIS AMENDED AND RESTATED AGREEMENT CONCERNING ADDITIONAL FACILITIES (the "Agreement"), is made and entered into as of December 12, 1997 by and between PacifiCorp Syn Fuel, L.L.C., an Oregon limited liability company ("PSF"), and Covol Technologies, Inc., a Delaware corporation ("Covol").

         WHEREAS, PSF entered into six (6) separate Standard Form of Agreements, dated as of December 31, 1996 (individually referred to as a "Facility Agreement" and collectively referred to as the "Facility Agreements"), between Owner and Design/Builder with a qualified contractor ("Contractor"), for the construction of six (6) coal fines agglomeration facilities within the United States, each to have a production capacity of up to 50,000 tons per month (individually referred to as a "Facility" and collectively referred to as the "Facilities").

         WHEREAS, in connection with entering into the Facility Agreements, Covol granted to PSF a license for the coal extruding and briquetting technology in connection with each Facility on the terms and conditions set forth in the original Agreement Concerning Additional Facilities, dated as of December 31, 1996, which was amended and restated on July 7, 1997 (the "Original Agreement") and Covol agreed to sell to PSF the proprietary binder material manufactured by Covol for use in the operation of each Facility.

         WHEREAS, PSF and Covol desire to amend and restate the Original Agreement pursuant and in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PSF and Covol agree as follows:

         Section 1  Definitions.

                  "Coal Briquetting Technology" means all intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and

* Confidential material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission).

modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, in each case owned or controlled by Covol, to include such information in existence as of the date of this Agreement as well as related information later developed by Covol; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Covol to produce synthetic coke extrusions and briquettes from coke breeze or any technology for other than the processing and production of synthetic coal fuel extrusions and briquettes.

                  "Commencement Date" has the meaning  set forth in the  Section
3.1 hereof.

                  "Commercial Use" means any usage of the Coal Briquetting Technology for commercial exploitation and any other usage to which Covol grants prior written consent.

                  "Competing Project" has the  meaning set forth in the  Section
2.1 hereof.

                  "Covol" has the meaning set forth in the preamble.

                  "Contractor" has the meaning set forth in the preamble.

                  "Designation Notice" has the  meaning set forth in the Section
2.1 hereof.

                  "Excepted Project" has  the meaning set forth in  the  Section
2.1 hereof.

                  "Facility" and "Facilities" has the meaning set forth in the preamble.

                  "Facility Agreement" and "Facility Agreements" has the meaning set forth in the preamble.

                  "Facility Assignment" has the meaning set forth in the Section 13 hereof.

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

                  "Improvements" has the meaning set forth in the Section 2.3 hereof.

                  "Notice of Competing Project" has the meaning set forth in the
Section 2.1 hereof.

                  "Prior  Restricted  Areas"  has the  meaning  set forth in the
Section 2.1 hereof.

                  "PSF" has the meaning set forth in the preamble.

                  "Royalty" has the meaning set forth in the Section 3.2 hereof.

         Section 2 License Grant.

                  2.1 General; Agreement Concerning Exclusivity. Subject to the terms and conditions of this Agreement, Covol hereby grants to PSF and guarantees to PSF a license to use the Coal Briquetting Technology for Commercial Use with each Facility, including a license to make, have made, use and sell or otherwise transfer products which embody, use or have been developed or manufactured with the Coal Briquetting Technology. Set forth on attached
Schedule 2.1 is a list of those geographical areas in which Covol has limited its ability to grant further licenses of the Coal Briquetting Technology (the "Prior Restricted Areas"). Until the earlier of (i) December 31, 1997, or (ii) the designation by PSF of the sites for all six of the Facilities, Covol shall not agree to further material restrictions to its ability to grant licenses (i.e., a restriction upon granting an exclusive site to any person or entity within a radius of ten miles or more of any site) without retaining an exception for projects to be developed by PSF pursuant to the terms hereof. Each time PSF designates by written notice to Covol the specific site for a Facility (a "Designation Notice"), Covol shall inform PSF in writing (the "Notice of Competing Projects") within ten (10) days of the receipt of the Designation Notice of any other coal agglomeration projects being developed, or related coal fines acquisition programs, within a one hundred (100) mile radius of such Facility (the "Competing Projects"). The Notice of Competing Projects shall set forth the (i) site of the Competing Project, (ii) the operating capacity of the Competing Project, (iii) the source of fines of the Competing Project, (iv) the expected date of commencement of operations of the Competing Project and (v) whether the Competing Project will be owned twenty-five percent (25%) or more by the owner or supplier of the coal fines expected to be used in connection

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

with such Competing Project (a "Source Sponsored Project"). If there are Competing Projects being developed, PSF may, within twenty (20) days of the receipt of notice from Covol, rescind such designation and designate a different site on a later date. With respect to each Facility for which PSF has irrevocably designated by written notice to Covol the specific site thereof, PSF shall have a right of first refusal to develop any other coal agglomeration projects proposed to be developed, or related coal fines acquisition programs, within (i) a ten (10) mile radius of any Facility located east of the Mississippi River, or (ii) a fifty (50) mile radius of any Facility located west of the Mississippi River; provided however, that such right of first refusal shall not apply to Source Sponsored Projects.

                  2.2 Know-How and Assistance. To enable PSF to benefit fully from the license of the Coal Briquetting Technology, Covol shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology, and Improvements to the Coal Briquetting Technology, as defined in Section 2.3, and shall provide such technical advice with regard to the Coal Briquetting Technology as is reasonably requested by PSF and relevant to the provisions of this Agreement.

                  2.3 Improvements. Covol shall notify PSF of any improvements, variations or modifications ("Improvements") made on or to the Coal Briquetting Technology promptly after such Improvements are made by it. The term "Improvements" shall include changes that reduce production costs, improve performance, broaden applicability or increase marketability. Covol hereby grants to PSF a license (such license to become exclusive in accordance with Section 2.1 hereof) to utilize the Improvements made by it for Commercial Use, including to make, have made, use, and sell or otherwise transfer products that utilize any such Improvements subject to the terms of this Agreement. It is mutually understood and agreed that all Improvements provided to PSF by Covol shall remain the sole and exclusive property of Covol. This Agreement does not contemplate any jointly developed Improvements. All rights to any jointly developed Improvements shall be subject to the terms and conditions of a separate written agreement between PSF and Covol entered into prior to undertaking any joint development.

                  2.4 Confidentiality. PSF hereby agrees not to disclose the Coal Briquetting Technology, except to its agents, employees, directors or representatives who have a need to know about such technology in connection with the operation and maintenance of the Facilities and the sale of coal briquettes/extrusions produced by the Facilities; provided, however, information which (i) becomes generally available to the public other than as a result of a disclosure by PSF or its agents, employees, directors or representatives, (ii) was available to PSF on a non-confidential basis prior to its disclosure pursuant to the terms hereof, or (iii) becomes available to PSF on a non-confidential basis from a source other than Covol, provided that such source is not known by PSF or its agents, employees, directors or representatives to be prohibited from transmitting the information to PSF by any confidentiality agreement with Covol or by any other contractual, legal or fiduciary obligation shall not be subject to the terms of this Section 2.4.

         Section 3  License Fees and Royalty.

                  3.1 License Fees. PSF shall pay a base license fee to Covol equal to $500,000 for each Facility as each such Facility is constructed and commences normal production operations (after any applicable testing period under the applicable Facility Agreement, such commencement date, the "Commencement Date"); provided, however, that with respect to any Facility located within a one-half mile radius of the location of either (i) the Alabama Project (to be owned by Birmingham Syn Fuel, L.L.C.) or (ii) any other Facility hereunder, only one base license fee shall be paid (in the case of the Alabama Project, by Birmingham Syn Fuel, L.L.C.). PSF shall pay Covol the base license fee for each Facility for which a base license fee is due within five (5) Business Days after the Commencement Date of the applicable Facility. If, by reason of the proviso in the second preceding sentence, a base license fee is not paid for a Facility and, within five (5) years of the Commencement Date of the most recently completed Facility at such site, one or more of the Facilities is removed to a location outside of the original one-half mile radius for operations under this Agreement, then PSF shall be obligated to pay the base license fee for each Facility at such original site with respect to which it had not previously paid a base license fee, such base license fee to be payable on the date of such removed plant commences normal production operations at the new site.

                  3.2 Royalty Amount. As to each Facility, on or before each January 31, April 30, July 31, and October 31 from and after the Commencement Date applicable to such Facility, PSF shall pay to Covol quarterly royalty payments ("Royalty") in an amount equal to the product of (i) *, multiplied by
(ii) the MM Btu of the extrusions and briquettes produced by such Facility and sold by PSF during the immediately preceding calender quarter; provided, however, that for all extrusions and briquettes produced by such Facility and sold by PSF in excess of the initial 250,000 tons of extrusions and briquettes produced and sold in any calender year, the amount set forth in clause (i) above shall be *; provided, further, that the aggregate maximum reduction in the Royalty payable with respect to all the Facilities pursuant to the immediately preceding proviso shall be limited to *; provided, further, that for each calender quarter or portion thereof from and after the occurrence of a Facility Sublicense or a Facility Assignment (as such terms are defined in Section 13 hereof) with respect to such Facility, the Royalty payable shall be an amount equal to the sum of (A) the product of NCF (as defined below) for the immediately preceding calender quarter, multiplied by *, and (B) the product of
(I) *, multiplied by (II) the MM Btu of the extrusions and briquettes produced by such Facility and sold by the operator of the Facility during the immediately preceding quarter, multiplied by (III) the PSF Percentage Interest (as defined below); provided, further, that on each anniversary date, commencing January 1, 1997, the amount set forth in clause (i) and (B)(I) above shall be adjusted by an amount equal to the relative change between (y) the "inflation adjustment factor" (as set forth in Section 29(d)(2) of the 1986 Code) calculated for the immediately preceding year and (z) the "inflation adjustment factor" calculated for the penultimate year. "NCF" means the cash received by PSF (which term includes, for purposes of this paragraph, any entity included in the same consolidated federal income tax return as PacifiCorp) with respect to a Facility, exclusive of amounts received by PSF, either directly or indirectly, as payment of principal, interest and penalties in connection with any deficit loan or funding arrangement pursuant to which PSF, either directly or indirectly, funds an operating deficit of such Facility; provided, however, to the extent that cash used to fund any such operating deficit is generated by the Facility and a Royalty has not previously been paid with respect thereto, the immediately foregoing exclusion shall not apply. "PSF Percentage Interest" means the percentage, expressed as a decimal, of PSF's equity interest, either direct or indirect, in the Facility.

* Confidential material omitted and filed separately with the Commission.

                  3.3 No Fees or Royalties Prior to Commencement Date. Notwithstanding anything contained herein to the contrary, PSF shall have no liability for a base license fee or Royalties as to any Facility for which a site is not designated or, in the event a site is designated, as to any Facility for which the Commencement Date does not occur.

         Section 4  Binder.

                  4.1 Sales of Binder.

                  4.1.1 Sale and Purchase. Upon the request of PSF, from time-to-time, Covol shall sell to PSF a sufficient quantity of proprietary binder ingredients as is required to operate each Facility up to full capacity. Covol shall deliver or cause to be delivered the proprietary binder ingredients to each Facility, at such times and in such amounts as requested by PSF. Payments for proprietary binder ingredients delivered by Covol during each three month period ended January 31, April 30, July 31 and October 31 shall be due and payable to Covol on the last Business Day of the immediately succeeding month.

                  4.1.2 Price. The price which PSF shall pay to Covol for the proprietary binder ingredients delivered by or on behalf of Covol with respect to each Facility during any calender year shall be an amount equal to (i) Covol's direct and actual costs (direct material, shipping and labor costs, third party manufacturing and transportation costs and a percentage of the total overhead costs of Covol reasonably reflecting the ratio of the administrative costs incurred in connection with the delivery and sale of the proprietary binder ingredients to the total overhead costs of Covol) reasonably incurred to deliver the proprietary binder ingredients during the immediately preceding calender year, plus (ii) * of the amount determined pursuant to clause (i); provided, however, that with respect to the first calender year hereunder, the price which PSF shall pay to Covol for the proprietary binder ingredients delivered by or on behalf of Covol shall be * per pound; provided, further, that in the event Covol's direct and actual costs reasonably incurred to deliver the proprietary binder ingredients delivered during the first calender year hereunder is less than or greater than * per pound, Covol or PSF, respectively, shall pay to the other party on or before January 31 of the next calender year the difference between (A) such direct and actual costs, plus * of such direct and actual costs, and (B) the amount actually paid by PSF for proprietary binder

* Confidential  material omitted and filed separately with the Commission.

ingredients delivered during the first calender year; provided, further, that in the event that in any three month period ended January 31, April 30, July 31 and October 31, after the payment of all other operating costs of the Facility (excluding any license fees payable pursuant to a Facility Sublicense or Facility Assignment), the payment of the binder purchase price would cause the Facility to incur a net operating cash deficit during such three month period, the amount calculated by clause (ii) above will be reduced to such amount as would not cause the Facility to incur a net operating cash deficit for such three month period, but not less than zero; provided, further, that on the last day of February of each year, PSF shall pay to Covol the difference between (x) the aggregate total quarterly binder purchase price reductions during the twelve month period ended on the immediately preceding January 31, which reductions result from the application of the immediately preceding proviso, minus (y) an amount equal to reduction in the binder purchase price that would result from the application of the calculation required by the immediately preceding proviso for the twelve month period ended on the immediately preceding January 31, if any.

                           4.1.3  Specifications    and    Warranties.     Covol
represents and warrants that all proprietary binder ingredients shall be merchantable, free from defects, and shall conform to any other agreed to specifications. At PSF's option, Covol shall replace, or refund the purchase price and cost of shipment of, all non-conforming proprietary binder ingredients. Covol will bear the risk of loss of the proprietary binder ingredients while it is in transit.

                           4.1.4  Acceptance  and  Rejection.   All  proprietary
binder ingredients are subject to PSF's inspection and test before final acceptance. Acceptance and/or inspection by PSF shall not constitute a waiver of any latent defect or nonconformity.

                  4.2 Binder Formula. Covol represents and warrants that, simultaneous with the execution and delivery of the Original Agreement, Covol delivered to a safety deposit box owned by PSF a written copy of the formula used by it to manufacture the proprietary binder material in sufficient quantities to operate each Facility up to full capacity, and Covol covenants to notify PSF of any improvements, variations or modifications made on or to the formula used by it to manufacture the proprietary binder material promptly after such improvements, variations or modifications are made by it and to provide a copy of any such improved, varied or modified formula for placement in the safety deposit box.

         Section 5 Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6 Infringement. If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Briquetting Technology or otherwise misappropriated any Coal Briquetting Technology, Covol shall, at Covol's expense, institute and conduct legal actions against such third party or to enter into such agreements or accord in settlement as are deemed appropriate by Covol. PSF shall have the right to join Covol as a plaintiff in the prosecution of any infringement or misappropriation action affecting any Facility, provided that PSF shall bear up to fifty percent (50%) of all the costs and expenses of the action. If PSF and Covol have jointly conducted an infringement or misappropriation action, any sums recovered from the third party shall be distributed to PSF and Covol in accordance with the percentage of the costs and expenses borne by each, after each party has been reimbursed for costs and expenses incurred by it in prosecuting the action. PSF shall always have the right to be represented by counsel of its own selection in any action. In no event shall Covol enter into any agreement or settlement inconsistent with the terms of this Agreement.

         Section 7  Development and Construction of Facilities.

                  7.1 Assistance from Covol. As it is in Covol's interest that each of the Facilities are completed, upon the reasonable request of PSF, Covol agrees to provide assistance from time to time in the development and construction of each of the Facilities. In addition to and not in limitation of the foregoing, Covol shall provide from time to time upon the reasonable request of PSF, on a priority basis, the services of Steven R. Brown, Vice President of Covol (or his successor),

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

in connection with the construction and development of the Facilities and of George Ford, Vice President of Covol (or his successor) in connection with the analysis and formulation of the optimal binder with respect to each identified coal fine source.

                  7.2 Reimbursement of Expenses. PSF shall reimburse, on demand, the travel and other similar out-of-pocket expenses of Covol in performing services requested under Section 7.1; provided, however, that Covol shall obtain the prior written approval of PSF for any expenditures in excess of $5,000.

                  7.3 Excess Costs for the Development of Facilities. Covol has represented to PSF that, so long as PSF uses Lockwood Greene Engineers, Inc., any of its affiliates, or any other contractor approved in writing by Covol, the cost of development and construction of each Facility should not exceed *. In the event that the cost of development and construction of any Facility exceeds
* (excluding special improvements, if any, not included in the basic design of the coal agglomeration facilities which have been requested by PSF), then Covol shall be responsible for (and shall pay directly or reimburse PSF on demand) *.

         Section 8  Representations and Warranties.

                  8.1 Authority. Each of Covol and PSF represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  8.2 No Consent. Each of Covol and PSF represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  8.3 Intellectual Property Matters. Covol warrants that it (i) owns, free and clear of all liens and encumbrances, all intellectual property, inventor's

* Confidential  material omitted and filed separately with the Commission.

certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to PSF the licenses granted herein, (iii) has not made any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  8.4 Physical  Properties.  Covol  represents and warrants that
(i) as of the date hereof, based upon the current information available to Covol, the cost per ton of producing coal extrusions and briquettes at a facility like the proposed Facilities, using the Coal Briquetting Technology and the proprietary binder ingredients provided hereunder, but not including the cost of the waste coal dust, coal fines and other coal derivatives utilized, is approximately *; (ii) no waste, noxious fumes or other byproducts result from the manufacture of the coal briquettes and extrusions using the Coal Briquetting Technology, other than waste water, packaging materials, stack house emissions and similar items, none of which is noxious or designated as a "hazardous waste" under any Federal, state or local law and all of which will be disposed of in accordance with applicable Federal, state and local law; and (iii) application of the Coal Briquetting Technology in each Facility will result in a chemical change similar in all material respects to the chemical change described in the IRS letter ruling received by Covol, dated September 8, 1995.

         Section 9 Term. This Agreement and the license granted hereunder shall be for the period from the Closing Date to and including January 1, 2008, or the corresponding date under Section 29 of the 1986 Code in the event of an extension of the tax credits available under Section 29 of the 1986 Code.

* Confidential material has been omitted from this Exhibit and filed separately with the Commission.

         Section 10 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 11 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 12 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five days after mailing, property addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

         Covol:                     Covol Technologies, Inc.
                                    3280 North Frontage Road
                                    Lehi, Utah 84043
                                    Telephone: (801)768-4481
                                    Telecopier: (801)768-4483
                                    Attn.: Mr. Brent M. Cook

         With a copy
         to: Ballard Spahr Andrews & Ingersoll 201 South Main Street, Suite 1200 Salt Lake City, Utah 84111-2215
                                    Telephone:  (801) 531-3000
                                    Telecopier:  (801) 531-3001
                                    Attn.:  Mr. William Marsh

         Buyer:                     PacifiCorp Syn Fuel, LLC
                                    c/o PacifiCorp Financial Services, Inc.
                                    775 NE Multnomah
                                    Suite 775
                                    Portland, Oregon 97232
                                    Telephone: (503)797-7222
                                    Telecopier: (503)797-7246
                                    Attn.: Mr. Reynold Roeder

         With a copy
         to:                        Stoel Rives LLP
                                    700 NE Multnomah
                                    Suite 950
                                    Portland, Oregon 97232-4109
                                    Telephone: (503)294-9100
                                    Telecopier: (503)230-1907
                                    Attn.: Gary R. Barnum, Esq.

         Section 13 Assignment; Sublicenses. This Agreement may be assigned by Covol to any of its wholly-owned subsidiaries; provided, however, that such assignment will not release Covol from any of its obligations hereunder. Subject to the foregoing, this Agreement shall not be assigned in whole or in part by Covol without the prior written consent of PSF. Prior to the earlier of (i) December 31, 1997, or (ii) the designation by PSF of the sites for all six of the Facilities, PSF shall not assign this Agreement in whole without the prior written consent of Covol. As to any Facility after the applicable site has been designated, PSF may grant sublicenses with respect to this Agreement (a "Facility Sublicense") and, as to any Facility after the payment of the base license fee contemplated under Section 3.1 for such Facility, PSF may assign its rights and obligations under this Agreement to any person or entity to the extent they relate to such Facility (a "Facility Assignment"); provided, however, that its rights under Section 4.2 hereof, including, without limitation, the access to the binder formula, which may only be exercised by PSF, PacifiCorp Financial Services, Inc. or any affiliate of either of them, and such rights may not be assigned or sublicensed. In the event of a Facility Assignment, subject to the proviso in the immediately preceding sentence, (i) Covol shall look solely to such assignee for the performance of future obligations and, (ii) upon the request of PSF, Covol shall enter into a separate agreement with the assignee with respect to such Facility which shall be similar in all material respects to this Agreement (except limited to such Facility).

         Section 14 Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to carry out the provisions of this Agreement.

         Section 15 Set off. Any amounts owing to PSF from Covol hereunder may be offset and applied toward the payment of any amounts, or any part thereof, owing to Covol pursuant to Section 3.2 hereof, whether or not such amounts shall be due and payable.

         Section 16 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 17  Governing  Law.  This  Agreement   shall  be   governed  in
accordance with the laws of the State of Utah.

         Section 18 Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives the day and year first above written.

                                     COVOL TECHNOLOGIES, INC.


                                     By: /s/ Brent M. Cook
                                        ----------------------
                                     Name: Brent M. Cook
                                     Title:President

                                     PACIFICORP SYN FUEL, LLC


                                     By: /s/ Reynold Roeder
                                        ---------------------
                                     Name: Reynold Roeder
                                     Title:President

                                  SCHEDULE 2.1

                        *     Prior Restricted Areas



* Confidential  material omitted and filed separately with the Commission.